EXHIBIT 10.1

CONSULTING AGREEMENT

This Agreement is effective May 6, 2021 (Effective Date) and is between Tyler J. Minnick, CPA LLC and having an address at 359 Teegan Court, Grand Junction, CO 81507 (hereinafter "Consultant"), and Athena Gold Corporation., a Delaware corporation having an address at 2010A Harbison Drive #312, Vacaville, CA 95687 (hereafter “Athena” or the “Company”).

WHEREAS Consultant is experienced and qualified in accounting and administration and Athena wishes to engage Consultant to provide certain services (“Services”).

NOWTHEREFORE,

Consultant and Athena agree as follows:

1.	Services: Consultant shall perform Services only as authorized by Athena’s CEO, John Power (hereafter “CEO”) or his designate and be appointed CFO by the Athena Board of Directors in a timely manner.

2.	Compensation: Consultant shall be paid US$90.00 per actual hour worked, not to exceed 10 hours chargeable per month. Consultant shall submit to CEO an invoice for services and fees. Upon approval by CEO, Athena shall reimburse Consultant for his approved fees within 20 days after receipt of each invoice. Consultant shall not be paid for more than 10 hours per month for services unless approved in advance by the Company.

3.	Reimbursement of Expenses: Consultant will submit to CEO a report of expenses actually and properly incurred for each month that Services are performed. Upon approval by CEO, Athena shall reimburse Consultant for his approved expenses within 20 days after receipt of each report.

4.	Representations of Consultant: Consultant represents that he has the requisite qualifications, experience and capabilities to perform the Services to a standard of care, skill and diligence.

5.	Independent Contractor: Consultant shall not be construed to be an employee or agent of Athena but is and at all times shall remain an independent contractor, who shall have no authority to bind or commit Athena in any manner excepting only where authorized by CEO. Nothing herein shall be deemed to require that Consultant provide his services exclusively to Athena; provided however that Consultant will not undertake other consulting work that would impair the Services herein. No withholding for federal or state income tax or any other tax or contribution shall be deducted from payments to Consultant. Consultant shall be solely responsible for payment of taxes and any payroll related burdens due on any amounts received by Consultant under this Agreement. Consultant does not hold the Company liable for injury and should have adequate insurance for automobile, personal injury, etc.

6.	Confidentiality: Consultant shall maintain all matters involving Athena and the Services in confidence for two years except only insofar as shall be required to perform the Services hereunder, or as may be permitted by Athena in writing, or as may come into the public domain through sources beyond the control of Consultant or as required by law.

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7.	Ownership of Information: All work product information, documents, or any related data or material in respect to the Services shall remain the property of Athena and Consultant shall have no claim or interest therein whatsoever.

8.	Assignment: Consultant may not assign this Agreement or any of the Services without first obtaining written approval from Athena.

9.	Term and Termination: The term of this Agreement shall expire one year from the effective date but may be renewed annually on such terms and conditions as the Parties hereto may agree in writing at least 30-days prior to the end of the initial term, failing which this Agreement will immediately terminate and be of no further force and effect.

Either Consultant or Athena may terminate this Agreement with or without reason or cause by first providing the other party with a (30) thirty day advance written notice of termination. Upon termination of this Agreement, Consultant warrants that he shall deliver to Athena at its request any and all materials and information relating to the Services, including but not limited to, any and all files, agreements, reports, correspondence, analytical work, and every other matter related thereof.

10.	Address for Delivery: Each notice, demand or other communication under this Agreement shall be in writing and shall be sent by email or delivered to at the address for such Party as specified on the front page of this Agreement. Either Party may change its address by notifying the other Party in writing.

11.	Severability and Construction: Each section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation by a final ruling issued by any Court, agency or tribunal with valid jurisdiction, that ruling shall not impair the operation of any other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

12.	Consents and Waivers: No consent or waiver by either Party in respect of any breach of a provision of this Agreement shall be deemed a consent or waiver of any other breach of this Agreement.

13.	Successors: This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors and assigns.

14.	Entire Agreement: This document contains the entire agreement of the Parties hereto in respect to the subject matter, and no representations, inducements, promises or agreements not embodied herein, or referenced herein, shall be of any force or effect, unless the same are set forth in writing signed by the Parties hereto.

15.	Applicable Law: For all purposes, this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the State of Colorado.

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16.	Counterparts: This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the execution Date as set forth on the front page of this Agreement. This Agreement may be executed by scanned electronic copies and such signed copies shall be deemed original documents.

17.	No Partnership or Agency: The Parties hereto have not created a partnership, and nothing contained in this Agreement shall in any manner whatsoever constitute any Party as the partner, agent or legal representative of any other Party, nor create any fiduciary relationship between them for any purpose whatsoever. No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of other Party except as may be, from time to time, agreed upon in writing between the Parties or as otherwise expressly provided.

18.	Options: All stock options that have been or will be granted to the Consultant will remain exercisable as long as the Consultant has an effective Consulting Agreement. In the event the Consulting Agreement is not renewed the Consultant may become an advisor to the Company and the status of the option terms will remain unchanged. If the Consultant is terminated and is does not become an advisor to the Company, then the options must be exercised within 90 days of termination.

[Signature page follows immediately]

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of May 6, 2021.

CONSULTANT

Per: /s/ Tyler J. Minnick

Tyler J. Minnick, CPA

ATHENA GOLD CORPORATION

Per: /s/ John Power

John C. Power

President & CEO

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